                            ASSET PURCHASE AGREEMENT

                                     between

                                 VARI-LITE, INC.

                                       and

                                FIRST EVENTS B.V.

                            ASSET PURCHASE AGREEMENT


THE UNDERSIGNED:

1. VARI-LITE, INC., a corporation organized under the laws of the State of Delaware (hereinafter referred to as: "VLI"),

and

2. FIRST EVENTS B.V., a corporation organized under the laws of the Netherlands (hereinafter referred to as: "FIRST EVENTS");


WHEREAS:

A. VLI has agreed to sell, and First Events has agreed to purchase, certain of VLI's assets and equipment as specified on SCHEDULE I to this Agreement (hereinafter referred to as: the "ASSETS");

B. VLI has agreed to sell, and First Events has agreed to purchase, the accounts receivable of VLI representing all amounts due and owing by Vari-Lite International Europe B.V., Vari-Lite Production Services SAS, Vari-Lite Production Services N.V. and Vari-Lite Production Services AB to VLI as specified on SCHEDULE II to this Agreement (hereinafter referred to as: the "ACCOUNTS RECEIVABLE");


HAVE AGREED AS FOLLOWS:


ARTICLE 1 - SALE AND PURCHASE OF THE ASSETS

1.1 Under the terms and conditions of this Agreement effective as of 30 September 2000 (the "EFFECTIVE DATE"), VLI hereby sells and transfers to First Events, and First Events purchases and accepts from VLI, the Assets, free and clear of any liens, claims and encumbrances.

1.2 Under the terms and conditions of this Agreement, VLI hereby sells and transfers to First Events, and First Events purchases and accepts from VLI, the Accounts Receivable.


ARTICLE 2 - PURCHASE PRICE

2.1 The purchase price for the Assets is Euro 3,908,967 (in words: three million ninehundredeightthousand ninehundredsixty-seven) hereinafter referred to as the "PURCHASE PRICE".

2.2 First Events has paid the Purchase Price by wire transfer into the bank account of civil law notary Mrs. C.J. Bosch, registered with the ABN Amro Bank with account number 42.61.79.005 in the name of Stichting Derdengelden Van Schoonhoven In 't Veld inzake notariaat, who shall hold the Purchase Price for First Events until the execution of this Agreement and for VLI after the execution of this Agreement. Mrs. C.J. Bosch shall as soon as practically possible following the execution of this Agreement forward the Purchase Price into account number 00571-297-630-0 with ABN AMRO Bank N.V. in the name of SunTrust Bank - Atlanta with advice "MT-100 for further credit to Vari-Lite International, Inc. Please notify Gail J. Smith at NET 340-7925".


ARTICLE 3 - FURTHER ASSURANCES

3.1 After the execution of this Agreement, each party to this Agreement shall execute and deliver such additional documents and take such additional actions as any party or its counsel may reasonably deem to be necessary or advisable in order to consumate the transaction contemplated by this Agreement and to vest in First Events good and indefeasible title to the Assets and to comply with the purposes and intent of this Agreement.


ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF VLI

4.1 VLI represents and warrants that the following are true and correct at the date of this Agreement (the "VLI WARRANTIES"):

       a. VLI has full power and authority (corporate and other) to execute, deliver and perform its obligations under this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been duly authorized by VLI. This Agreement has been duly executed and delivered by VLI and constitutes the legal, valid and binding obligation of VLI enforceable in accordance with its terms.

       b. VLI owns the Assets, free and clear of all liens, claims and encumbrances. Upon consummation of the transactions contemplated by this Agreement, First Events shall receive good, valid and marketable title to the Assets, free and clear of all liens, claims and encumbrances.

       c. Prior to the execution of this Agreement, the Assets have been serviced and maintained consistently based upon VLI's past practices.


ARTICLE 5 - DISCLAIMER OF WARRANTIES

5.1 Without limiting the representations and warranties contained in Sub-Article 4.1 of this Agreement, First Events acknowledges that all Assets and Additional Equipment (as hereinafter defined) are being sold "as is where is" (in Dutch: "IN DE STAAT WAARIN, EN DAAR WAAR, ZIJ ZICH BEVINDEN").


ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF FIRST EVENTS

6.1 First Events represents and warrants that the following are true and correct at the date of this Agreement (the "FIRST EVENTS WARRANTIES"):

       a. First Events has full power and authority (corporate and other) to execute, deliver and perform its obligations under this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been duly authorized by First Events. This Agreement has been duly executed and delivered by First Events and constitutes the legal, valid and binding obligation of First Events enforceable in accordance with its terms.

ARTICLE 7 - BREACH OF WARRANTIES

7.1 In the event of a breach of any of the VLI Warranties or First Events Warranties (hereinafter: a "BREACH") the party in breach (the "PARTY IN BREACH") shall, subject to the provisions of this Article, with due respect to the other provisions of this Agreement, indemnify and hold harmless the other party and all of its Affiliates (the "INDEMNIFIABLE PARTY") for any and all damage as a result of any such Breach, however only if and in so far as the Indemnifiable Party has done all things reasonable from the date of this Agreement to prevent and minimize damage. As used herein, the term Affiliate, with respect to any person or entity, shall mean any other person or entity which, directly or indirectly, controls, is controlled by or in under common control with such other person or entity.

7.2 The Party in Breach shall only be liable if and to the extent that the damage in the aggregate for all claims, including those pursuant to
       Article 10 - of the Share Purchase Agreement between Vari-Lite International, Inc. and First Events of even date herewith (hereinafter "the Share Purchase Agreement") exceeds an amount of Euro 100,000 (in words: one hundred thousand Euro). If the damage exceeds an amount of Euro 100,000 (in words: one hundred thousand Euro), the Party in Breach shall be liable for the full amount of the damages and not only for the excess amount.

7.3 The liability of the Party in Breach (including in the case of VLI the liability of Vari-Lite International, Inc. resulting from Breaches as defined in sub-Article 10.3 of the Share Purchase Agreement) resulting from Breaches shall not exceed EURO 4,500,000 (in words: four million five hundred thousand Euro).

7.4 The liability of the Party in Breach shall only apply to Breaches about which the Party in Breach received written notice from the Indemnifiable Party within 18 months after the Effective Date.

7.5 If the Indemnifiable Party becomes aware of any matter which will result in the Party in Breach being liable pursuant to this Article 7, the Indemnifiable Party shall inform the Party in Breach thereof within 20 days or such earlier time as may be necessary or appropriate to ensure that the Party in Breach has full opportunity to remedy such Breach without prejudice, stating the nature of the matter and the damage expected or sustained. Failure to notify the Party in Breach within such time shall relieve the Party in Breach of any liability under this
       Article 7.

7.6 If a Breach is the result of - or is connected with - a liability vis-a-vis or in dispute with a third party, the Indemnifiable Party shall ensure that:

       a. the Indemnifiable Party, at the request and on the instructions of Party in Breach shall do everything (or, as the case may be, refrain therefrom), to conduct a defense against, or to negotiate about the claim concerned and to minimize the damage which may arise from such claim;

       b. in connection with the defense referred to under (a) to the extent allowed by applicable laws the Indemnifiable Party shall only engage advisors after consultation of the Party in Breach, or give to the Party in Breach power of attorney to act in and out of court as the agent of the Indemnifiable Party;

       c. the Party in Breach shall have the right to compromise or defend, at its own expense and by its own counsel, any such dispute. The opportunity to compromise or defend, as herein provided, shall be a condition precedent to any liability of the Party in Breach under the provisions of this Article. If the Party in Breach shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnifiable Party in writing of its intentions to do so. The Indemnifiable Party shall cooperate with the Party in Breach or its counsel in the defense against any such asserted liability and in any compromise thereof. Such cooperation shall include furnishing the Party in Breach with any books, records or information reasonably requested by it. After the Party in Breach has notified the Indemnifiable Party of its intention to undertake to compromise or defend any such asserted liability, the Party in Breach shall not be liable for any additional legal expenses incurred by the Indemnifiable Party. If the Party in Breach shall desire to settle any such asserted liability and the Indemnifiable Party shall refuse to consent to such compromise, then the Party in Breach's liability shall be limited to the amounts so offered in compromise; provided, however, that such proposed settlement involves only the payment of money. No compromise or settlement of such claims may be effected by the Party in Breach without the Indemnifiable Party's consent, which consent shall not be unreasonably withheld or delayed, unless (1) there is no finding or admission of any violation of applicable law or legal requirement or any violation of the rights of any person or entity and no effect on any other claims may be made against members of the Indemnifiable Party and (2) the sole relief provided is monetary damages that are paid in full by the Party in Breach. The Party in Breach shall have no liability with respect to any compromise or settlement of such claims effected without the Party in Breach's consent.


ARTICLE 8 - EFFECT OF INSURANCE, TAX AND PROVISIONS ON LOSSES AND DAMAGES

8.1 For the purpose of determining the damages incurred by the Indemnifiable Party for which the Party in Breach shall be liable pursuant to this Agreement, such damages shall be reduced by (and, if already paid for by the Party in Breach, repaid by the Indemnifiable Party to the Party in Breach):

       a. the amount of all insurance proceeds recovered by the Indemnifiable Party with respect to such damages; plus

       b. all amounts other than insurance proceeds received by the Indemnifiable Party from third parties, whether pursuant to counter claims or otherwise with respect to such damages; plus

       c. tax refunds or reductions, which are a result of the fact or complex of facts on which the claim for compensation of damages is based, available to the Indemnifiable Party with respect to such damages.

       The Indemnifiable Party shall at all times use its best efforts to mitigate damages as a result of a Breach.


ARTICLE 9 - ADDITIONAL EQUIPMENT

9.1 For a two-year period commencing as of the Effective Date, First Events may purchase from VLI for its own use (rental and resale) the fully-loaded refurbished used equipment listed on SCHEDULE III hereto (the "ADDITIONAL EQUIPMENT"), provided that the Additional Equipment is available for sale by VLI at such time as First Events submits a purchase order for any such purchase. The per unit purchase prices for the Additional Equipment are set forth in Schedule III and shall be payable by wire transfer before the time of delivery, in immediately available funds, in U.S. dollars, or, if VLI so agrees, by delivery of an irrevocable, standby letter of credit in U.S. dollars prior to the time of delivery. VLI shall be obligated to deliver the Additional Equipment to First

       Events not sooner than three months from the date VLI receives a written purchase order from First Events. Risk of loss of the Additional Equipment shall be borne by First Events upon delivery of the Additional Equipment by VLI to a common carrier retained by First Events. VLI shall use its best efforts to deliver the Additional Equipment at its London, England office. All taxes, customs duties, shipping, insurance and similar expenses shall be borne by First Events. As used herein, "fully-loaded" means the specific model of luminaire in question, together with its ancillary or associated equipment as described in
       Schedule III; provided, however, that any item or unit of ancillary or associated equipment shall be required to be delivered with the applicable luminaire only if the product of (a) the number of that model of luminaire being delivered, together with any luminaires of that same model which were previously delivered without ancillary or associated equipment, multiplied by (b) the fraction listed in the column entitled "QTY" on Schedule III equals more than 0.5.


ARTICLE 10 - SPARE PARTS, UPGRADES AND RETROFITS

10.1 For a period of five years from the Effective Date, VLI or its designated Affiliate shall subject to availability sell to the First Events Group (as defined in the Share Purchase Agreement), and the First Events Group shall purchase from VLI or its designated Affiliate, or its designated Affiliate, all spare parts required for the "VARI*LITE-Registered Trademark-" equipment owned by the First Events Group. The purchase price shall be based on the then-current published authorized dealer prices, and shall be payable within 30 days of the date of shipment or such other terms as established by VLI from time to time and applicable to VLI's dealers generally.

10.2 For a period of five years from the Effective Date, if VLI (i) fails to provide spare parts to the First Events Group under the terms of this Agreement within five months from the order date, or (ii) is declared bankrupt or insolvent by a court of competent jurisdiction, the First Events Group shall, as its sole remedy for VLI's failure to comply with Sub-Article 10.1 have the right to demand VLI's working drawings and list of suppliers to enable the First Events Group to procure other sources for such spare parts. Upon such demand, VLI must, within 10 business days, deliver the aforementioned working drawings and list of suppliers to First Events Group at First Events Groups' headquarters or such other place as First Events Group may designate in writing.

10.3 For a period of five years from the Effective Date, the First Events Group shall be either entitled to purchase or entitled to receive without charge from VLI all upgrades (including software upgrades) and retrofits to the "VARI*LITE-Registered Trademark-" equipment owned by the First Events Group, all on the same terms and conditions VLI generally offers to its unaffiliated authorized dealers.

10.4 For a period of five years from the Effective Date, VLI shall provide the First Events Group access to all of VLI's technical data which is necessary to repair or maintain or service the "VARI*LITE-Registered Trademark-" equipment on a basis consistent with the provision of such information to VLI's dealers generally.


ARTICLE 11 - PAST DUE PAYMENTS

11.1 If First Events fails to pay any amount due to VLI in respect of purchases of spare parts, upgrades, retrofits or Additional Equipment and fails to remedy such late payment within 30 days from having received written notice of default:

       a. such past due payment shall accrue interest at a rate of 18% per annum, and

       b. the rights and obligations pursuant to Articles 9, 10 and 12 of this Agreement shall terminate and have no further effect.


ARTICLE 12 - USE OF NAME

12.1 Immediately after the Closing, First Events shall cause each and every company within the First Events Group to cease using and conducting business under, and none of the First Events Group companies shall use or conduct business under, any name including the word "Vari-Lite," Vari-Lite Production Services," "VLPS" or any derivation thereof or name deceptively similar thereto, and shall, upon demand from time to time, provide VLI proof of compliance with this Article 12. Notwithstanding the foregoing, VLI hereby grants the First Events Group a personal, limited, non-exclusive, non-transferable license to use the name and logo "VARI*LITE-Registered Trademark-" (the "MARK"), only insofar as the Mark relates to equipment manufactured by VLI and owned by First Events, and only in a manner approved by VLI in writing, and on the following terms and conditions:

       a. VLI owns all rights to the Mark and First Events Group's use of the Mark shall inure entirely to the benefit of VLI. First Events Group shall have no right, title or interest in or to the Mark.

       b. First Events Group shall not, nor cause, permit or suffer any other person or entity to, change, deface, alter, remove or obscure from view any identifying mark on equipment manufactured by VLI, including, the Mark, the CE mark, any patent numbers, trade names, trademarks, notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any equipment, containers or packages.

       c. First Events Group shall not hold out or otherwise use the Mark to perform any activity outside the scope of this Agreement or any other agreement entered into or to be entered into by First Events and VLI. First Events shall not use any trademark or trade name identical or confusingly similar to the Mark.

       d. First Events acknowledges receipt of the "style guide" prepared by VLI with respect to uses of the VLI Marks. First Events shall, and shall cause the First Events Group to, use the VLI Marks only in the forms prescribed by the "style guide," as it may be revised from time to time by VLI, and all uses of the VLI Marks by First Events Group shall include any copyright or trademark notices that VLI deems advisable or as required by applicable law.

       e. VLI shall have the right, but not the obligation, to review all uses by First Events Group of the VLI Marks at any time, and upon termination of the ownership by the Companies of equipment manufactured by VLI, all licenses and rights of First Events Group to use the VLI Marks shall lapse and First Events Group shall cease all use of the VLI Marks.

12.2 Notwithstanding the above, the Companies shall be allowed to use "VLPS" as a trade name for six months following the Closing Date.


ARTICLE 13 - REMEDIES AND WAIVERS

13.1 With due regard to Article 7 of this Agreement, no delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it, shall:

       a.     affect that right, power or remedy; or

       b.     operate as a waiver of it.

13.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

13.3 The rights, power and remedies provided in this Agreement are the exclusive rights, powers and remedies provided to the parties.


ARTICLE 14 - ASSIGNMENT

14.1 Neither of the parties may assign or agree to assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be withheld or delayed unreasonably.

14.2 Notwithstanding Sub-Article 14.1, First Events may assign its rights and obligations (including the right to receive the Assets) under this Agreement without the prior written consent of VLI, to any member of the First Events Group designated by First Events to accept such rights and obligations; provided, however, that First Events shall guarantee the performance by the assignee.


ARTICLE 15 - ENTIRE AGREEMENT

15.1 This Agreement constitutes the whole and only agreement between the parties relating to the sale and purchase of the Assets under this Agreement.


ARTICLE 16 - NOTICES

16.1 Any notices or other communication under this Agreement shall only be effective if it is in writing.

16.2 No notice or other communication given or made under this Agreement may be withdrawn or revoked.

16.3 Any notice or communication given or made under this Agreement shall be addressed as provided in Sub-Article 16.5 and, if so addressed, shall, in the absence of earlier receipt, be deemed to have been duly given or made as follows:

       a. if sent by personal delivery, on delivery at the address of the relevant party;

       b. if sent by express courier, three business days after the date of posting; and

       c. if sent by facsimile, with a copy sent by personal delivery or post, when dispatched.

16.4 Any notice or other communication given or made, or deemed to have been given or made, outside working hours will be deemed not to have been given or made until the start of the next period of working hours.

16.5   The relevant notice details are:

       -------------------------------------------------------------------------
       VLI:                                 Vari-Lite International, Inc.
       -------------------------------------------------------------------------
                                            Attention: H.R. Brutsche III
       -------------------------------------------------------------------------
                                            201 Regal Row,
                                            Dallas, Texas 75247
                                            USA
       -------------------------------------------------------------------------
                                            tel.: 001 214 819 31 44
       -------------------------------------------------------------------------
                                            fax: 001 214 819 32 47
       -------------------------------------------------------------------------

       WITH A COPY TO:
       -------------------------------------------------------------------------
       Nauta Dutilh                         Attention: Mr. G.W. Kernkamp
       -------------------------------------------------------------------------
                                            P.O. Box 7113
                                            1007 JC Amsterdam
                                            the Netherlands
       -------------------------------------------------------------------------
                                            tel.: 00 31 20 541 46 46
       -------------------------------------------------------------------------
                                            fax: 00 31 20 661 28 27
       -------------------------------------------------------------------------

       -------------------------------------------------------------------------
       Gardere & Wynne, L.L.P.              Attention: Mr. A. Perkins
       -------------------------------------------------------------------------
                                            1601 Elm Street
                                            Suite 3000
                                            Dallas, Texas, 75201
       -------------------------------------------------------------------------

       -------------------------------------------------------------------------
                                            USA
       -------------------------------------------------------------------------
                                            tel.: 001 214 999 4683
       -------------------------------------------------------------------------
                                            fax.: 001 214 999 3683
       -------------------------------------------------------------------------

       -------------------------------------------------------------------------
       FIRST EVENTS:                        First Events International B.V.
       -------------------------------------------------------------------------
                                            Attention:
       -------------------------------------------------------------------------
                                            [address]
       -------------------------------------------------------------------------
                                            tel.:
       -------------------------------------------------------------------------
                                            fax:
       -------------------------------------------------------------------------

       WITH A COPY TO:
       -------------------------------------------------------------------------
       Van Schoonhoven In't Veld            Attention: Mr. M.R. van Schooten
       -------------------------------------------------------------------------
                                            P.O. Box  75999
                                            1070 AZ  Amsterdam
                                            the Netherlands
       -------------------------------------------------------------------------
                                            tel.: (+31) (0)20 - 679 69 69
       -------------------------------------------------------------------------
                                            fax: (+31) (0)20 - 676 43 39
       -------------------------------------------------------------------------


16.6 A party may notify the other party of a change to its notice details. The notifications shall only be effective on:

       a.     any effective date specified in the notification; or

       b. if no date is specified or the date specified is less than five business days after the date when the notification is received, the date following five business days after the notification has been received.


ARTICLE 17 - ANNOUNCEMENTS

17.1 Subject to Sub-Article 17.2, no announcement concerning this Agreement shall be made by a party without the prior written consent of the other party, which consent shall not be withheld or delayed unreasonably.

17.2 Either party may make an announcement concerning this Agreement if required by:

       a.     the law of any relevant jurisdiction; or

       b. any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including Nasdaq.


ARTICLE 18 - CONFIDENTIALITY

18.1 Subject to Sub-Article 18.2, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement.

18.2 Either party may disclose information which would otherwise be confidential if and to the extent:

       a.     required by law of any jurisdiction;

       b. required by any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including Nasdaq, whether or not the requirement for information has the force of law;

       c. it is disclosed to the professional advisors, auditors or bankers of that party (subject to duties of confidentiality);

       d. the information has come into the public domain through no fault of that party; or

       e. the other party has given its prior written consent to the disclosure, such consent not be withheld or delayed unreasonably.


ARTICLE 19 - COSTS AND EXPENSES

19.1 Save as otherwise stated in any other provision of this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Assets, and to the preparation, execution and carrying into effect to this Agreement and all other documents referred to in it.

19.2 Notwithstanding Article 19.1, any taxes, fees, stamp duties and charges and registration fees payable in connection with this Agreement and the implementation thereof shall be borne by First Events.

ARTICLE 20 - COUNTERPARTS

20.1 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts together constitute but one and the same instrument.


ARTICLE 21 - INVALIDITY

21.1 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

       a. the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or

       b. the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.


ARTICLE 22 - LANGUAGE

22.1 Each notice, demand, request, statement, instrument, certificate or other communication given, delivered or made by one party or another under or in connection with this Agreement shall be in English.


ARTICLE 23 - MISCELLANEOUS

23.1 Parties waive their rights, if any, to annul, resent or dissolve, including: "ONTBINDING" and "VERNIETIGING" of this Agreement.

ARTICLE 24 - CHOICE OF GOVERNING LAW AND JURISDICTION

24.1 This Agreement shall be governed by and construed in accordance with Netherlands law.

24.2 The Amsterdam court is to have exclusive jurisdiction to settle any dispute in connection with this Agreement. This jurisdiction agreement is irrevocable.



Thus agreed on and signed on 26 October 2000.


VARI-LITE, INC.


-------------------------------------
By:    Mr. H.R. Brutsche III



FIRST EVENTS  B.V.


-------------------------------------           -------------------------------
By:    B.V. Odeum                               By:    Histricus B.V.
       L. de Bruijn Holding B.V.                       Movet Beheer B.V.
       Mr. L. de Bruijn                                Mr. W.J. van der Wind

SCHEDULES TO THIS AGREEMENT

I.     Assets

II.    Accounts Receivable

III.   Additional Equipment